Exhibit 10.1

FLEXSTEEL INDUSTRIES, INC.

RESTRICTED STOCK UNIT NOTIFICATION OF AWARD

FOR ________________

This Restricted Stock Unit Award (“Award”) is effective as of the ___ day of _____ (the “Grant Date”) between FLEXSTEEL INDUSTRIES, INC., a Minnesota Corporation (the “Company”) and _____________, an employee of the Company (“Employee”). The Company desires to provide the Employee with a long-term incentive to continue the Employee’s services to the Company, and to increase his participation in the success of the Company. This Award is granted under the terms of the Company’s 2013 Omnibus Stock Plan (the “Plan”). (See Attachment A, the “Plan”.)

Therefore, the Award is as follows:

1.	Issuance of Restricted Stock Units. Subject to the terms and conditions set forth below in this Notification of Award, the Company grants to the Employee _______ RSUs equal to ($_________) _____________ Dollars with the number of Restricted Stock Units (“RSUs”) to be awarded based upon the average of the previous 10 trading days closing stock price to the Grant Date. The number of RSUs shall vest as enumerated in Section 2, and shall be paid as provided in Section 6.

2.	Vesting. Except as otherwise provided in this Section, the Employee’s rights in and to the RSUs shall become vested upon the earliest of the following dates or events to occur:
a.	On _______ shall vest, if the Employee is employed and in good standing with the Company on that date;
b.	On the date of the Employee’s death while employed with the Company;
c.	On the date the Employee is determined to be disabled under the Company’s long-term disability plan for entitlement to benefits thereunder;
d.	On the date of a Change in Control of the Company (as defined in Section 3 below), if the Employee is employed and in good standing with the Company on that date; or

If the employment of the Employee shall terminate for any reason prior to the earliest date or event provided in subsection a. through f. above, all RSUs shall be forfeited to the Company, without payment to the Employee therefor. Notwithstanding any earlier vesting as provided above, the Employee shall have no rights in or to the RSUs or payment under this Notification of Award if the Employee is terminated for Cause (as defined in Section 4 below).

3.	Change in Control. Change in Control means any of the following:
a.	Any individual, entity or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least twenty percent (20%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;
b.	Any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;
c.	The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;

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d.	Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;
e.	The sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;
f.	The liquidation or dissolution of the Company; or
g.	The occurrence of any other event by which the Company no longer operates as an independent public company.

4.	Cause. “Cause” means:
a.	The willful and continued failure of the Employee to perform substantially the Employee’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Employee by the Company’s management that specifically identifies the manner in which the management believes that the Employee has not substantially performed the Employee’s duties; or
b.	The willful engaging by the Employee in illegal conduct or misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or gross misconduct that is materially and demonstrably injurious to the Company as determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and this Notification of Award.

For purposes of this definition, no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, failure to act, based on (i) authority given pursuant to resolution duly adopted by the Board, or (ii) the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done, by the Employee in good faith and in the best interests of the Company.

5.	Dividend Equivalents on RSUs. During the period prior to vesting (as defined in Section 2 above), Dividend Equivalents will be credited quarterly as cash, accumulating until vesting and payout at the same time as the underlying RSU award. Any credited Dividend Equivalents shall thereafter be subject to the terms of this Notification of Award to the same extent as the RSUs giving rise to the Dividend Equivalents. Dividend Equivalents shall otherwise be considered a part of the award of Restricted Stock Units.

6.	Payment of RSUs. Except as provided in the next sentence, the Company shall pay to the Employee the value as determined in this Section 6 of the RSUs credited to the Employee under this Award within fifteen (15) days after the vesting date (as defined in Section 2 above). The amount to be paid shall be the number of whole RSUs credited to the Employee under this Agreement converted to shares and Dividend Equivalents shall be paid in cash.

7.	Changes in Capital Structure of the Company. The number of RSUs held by the Employee for which payment pursuant to Section 6 has not been made shall be adjusted equitably by the Company in the event of (i) a subdivision or combination of the shares of capital stock of the Company, (ii) a dividend payable in shares of capital stock of the Company (iii) a reclassification of any shares of capital stock of the Company or (iv) any other change in capital structure of the Company. Such adjustment shall be made as if each RSU represented an issued and outstanding share of Common Stock of the Company as of the date of such adjustment. Any additional RSUs credited to the Employee as a result of any of the foregoing events shall continue to be subject to the terms of this Notification of Award to the same extent as the RSUs giving rise to the right to receive such additional RSUs.

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8.	Withholding. The Company has the right to deduct and withhold any taxes due as a result of this Award. The Company may, in its discretion, elect to withhold cash from other compensation payable to the Employee by the Company or withhold shares otherwise payable to you under this Notification of Award to satisfy applicable federal, state, and local withholding tax requirements with respect to the RSUs and Dividend Equivalents. The Employee agrees to pay to the Company, when due, any amount necessary to satisfy applicable federal, state, and local withholding tax requirements with respect to the RSUs and Dividend Equivalents. The Company will process payment of the amount determined under Section 6 through the Employee’s payroll along with applicable withholding taxes.

9.	Forfeiture and Clawback. Forfeiture and Clawback provisions as provided for in the Plan apply to this Award. See the Plan document and Attachment B “Competitive Activity” and “Improper Use of Confidential Information” definitions to this Notification of Award for more details.

10.	Employment of Employee. Nothing in this Notification of Award shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company shall continue to employ the Employee, and this Notification of Award shall not affect in any way the right of the Company or its subsidiaries to terminate the employment of the Employee at any time for any reason. The Company shall have the right to reduce or recoup amounts due under the Notification of Award, but only to the extent such reduction or recoupment is specifically required by any federal or Minnesota law or regulation with respect to amounts due under this Notification of Award.

11.	General Creditor. The RSUs represent an unfunded promise to pay cash or cash equivalents in the future and the Employee shall not have any rights other than as a general creditor of the Company with respect to the payment of the value of the RSUs as provided in this Agreement. The Employee shall not sell, transfer, pledge, assign or otherwise encumber any of the RSUs, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance of such RSUs shall be void and unenforceable against the Company, and no purported transferee shall acquire any right or interest with respect to the RSUs or the payment therefor as a result.

12.	Rights of Stockholder. The Employee shall not have any rights of a stockholder of the Company with respect to the RSUs, including the right to vote.

13.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to the principles of rules of any jurisdiction with respect to conflict of laws.

14.	Incorporation of Plan. Except to the extent specifically provided in this Notification of Award, this grant shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein. Capitalized terms not otherwise defined in this Notification of Award shall have the meaning set forth in the Plan.

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15.	Entire Notification of Award; Modification. This Notification of Award sets forth all of the promises, conditions, understandings, warranties and representations between the parties with respect to the RSUs, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the RSUs other than as set forth in this Notification of Award, the Plan and referenced and related attachments to the Plan. This Notification of Award is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the RSUs. Except as provided in Section 14, any change in, or modification of, this Agreement shall be valid only if in writing and signed by the parties to this Agreement.

16.	Notices. Any and all notices provided for in this Notification of Award shall be addressed: (i) if to the Company, to the principal executive office of the Company to the attention of Secretary, and (ii) if to the Employee, to the address of the Employee as reflected in the records of the Company.

17.	Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provisions of this Notification of Award shall not affect the other provisions, and this Notification of Award shall be construed in all respects as if that invalid or unenforceable provision were omitted.

18.	Acknowledgment. Your receipt of this Notification of Award, the Plan documents and related attachments as referenced in the Plan, including the Guidelines for Stock Ownership, constitutes your agreement to be bound by the terms and conditions of this Notification of Award and the Plan.

IN WITNESS WHEREOF, the Company and the Employee have executed this Notification of Award to be effective as of the Grant Date.

Accepted and Confirmed:		FLEXSTEEL INDUSTRIES, INC.

By
Participant	Date		Date

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